Exhibit 99.1

Bourbon Brothers Reports Record Quarter
Growth Fueled by New Colorado Springs Bourbon Brothers Location

Colorado Springs, Colorado – In the press release, released by the Company at 9:30 am EDT on April 3, 2014, average weekly revenues at Bourbon Brothers Southern Kitchen in Colorado Springs have been corrected to $75,600 throughout the first quarter beginning January 27, 2014, through March 30, 2014. The number originally released was an average that included the week of January 20, 2014 – January 26, 2014, a soft opening week where the store generated $13,200 in revenue, and should have been excluded from the weekly averages since opening to the public on January 27, 2014. Below is a corrected press release with a correction in the average weekly sales at Bourbon Brothers Southern Kitchen in Colorado Springs.

Colorado Springs, Colorado – Bourbon Brothers Holding Corporation (OTC: RIBS) announced first quarter unaudited revenues of $1,269,000. Bourbon Brothers has begun the year well ahead of its first quarter 2013 pace, and is showing strong signs of growth. During the first quarter, Southern Hospitality in Denver reported weekly average revenues of $44,300 over the thirteen-week quarter. Bourbon Brothers Southern Kitchen in Colorado Springs posted weekly revenues of $75,600 over ten weeks, since its opening on January 27th. Management is very excited about surpassing the $1,000,000 milestone early in the first quarter, and looks forward to the growth potential in terms of quarter-over-quarter same-store sales for both locations.

During the first quarter 2013, the Company was operating a single restaurant, but has since successfully become a multiple-concept restaurant group with two locations and counting. The year 2014 will be a big year for the Company as Bourbon Brothers Southern Kitchen continues to make progress on three additional locations in Colorado set to break ground in 2014. The completion of these stores will bring the total number of restaurants in the Bourbon Brothers collection to five, which includes four Bourbon Brothers Southern Kitchen’s throughout Colorado and Southern Hospitality in Denver. Growth, in terms of new corporately owned stores, will continue to drive the overall growth of the business beyond 2014 as well, as the Company has begun discussions with land owners and developers across the country, where new Bourbon Brothers restaurants are being considered, to great reception. Management feels confident that the company will be able to hit its projections for another four corporate locations in 2015.

While growth will be primarily driven by new locations, management is focused on growing same-store sales for its current locations as well.

Throughout the first quarter, Southern Hospitality served an average of 350 guests per day at its downtown Denver location. Southern Hospitality’s growth in the second and third quarters will be fueled by the expected effects from a major media buy with 850 KOA, the radio home for the Colorado Rockies, as referenced in a prior press release. Management also expects the re-opening of Union Station, Denver’s main mass transit hub, as well as current and imminent plans to develop new residential space within immediate proximity to the restaurant, to catalyze same-store sales growth beginning in the third quarter. Union Station is located only three blocks from Southern Hospitality, and is expected to increase foot traffic in the area dramatically.

Management expects Bourbon Brothers Southern Kitchen in Colorado Springs to grow its quarter-over-quarter same-store sales in Colorado Springs, catalyzed by seasonal changes. On average, Bourbon Brothers Southern Kitchen in Colorado Springs is serving upwards of 650 guests per day, with peak days exceeding 1,000 guests. Although, the first quarter is historically slow for the restaurant industry, management expects higher sales throughout the second and third quarters as the store tracks the industry. However, Bourbon Brothers expects to garner additional seasonally adjusted business from an increase in activity at Bass Pro Shops during the next two quarters. “We are really excited about the prospects that come along with being located near Bass Pro Shops in our Colorado Springs location, and Cabela’s or Bass Pro Shops at future locations. The third and fourth quarter are especially strong for outdoor retailers and we think that shopping activity will lead to an increase in sales at our restaurants,” said JW Roth, Chairman of Bourbon Brothers Holding Corporation. Bass Pro Shops in Colorado Springs is expected to serve 3,000,000 guests in 2014. Additionally, Cabela’s, Bass Pro Shops closest competitor, has historically reported tremendous increases in retail revenues throughout the third and fourth quarter. During 2014, Cabela’s second half revenue increase by 80% versus quarters one and two. This is particularly important for Bourbon Brothers Southern Kitchen as its Colorado Springs location is adjacent to the largest Bass Pro Shops in Southern Colorado.

More information about Bourbon Brothers Holding Corporation can be found on the company’s website, www.BourbonBrothers.com.

Forward-Looking Statements
The information in this news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve risks and uncertainties, including statements regarding the company's business strategy and expectations. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "should," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "potential," or "continue," the negative of such terms or other comparable terminology. Actual events or results may differ materially. The company disclaims any obligation to publicly update these statements, or disclose any difference between its actual results and those reflected in these statements. The information constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

IR Contact:
Mitchell Roth
Email: mroth@bourbonbrothers.com
Phone: (719) 265-5821

PR Contact:
Brandy Fugate
Email: brandy@bourbonbrothers.com
Phone: (719) 265-5821